SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 2, 2008

DOVER MOTORSPORTS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway, Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 883-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreements.

(1) At its regularly scheduled meeting held on January 2, 2008, the following resolutions were adopted by the Compensation and Stock Incentive Committee of the Board of Directors of the registrant:

“RESOLVED, that the following salary changes are being made for executive officers of the Company for fiscal year 2008 and shall be effective January 1, 2008:

Executive Officer	Title	Annual Salary
Klaus M. Belohoubek	Senior Vice President-General Counsel & Secretary	$180,000

Michael A. Tatoian	Executive Vice President	$190,000

Thomas G. Wintermantel	Treasurer and Assistant Secretary	$185,000

FURTHER RESOLVED, that the following salary change shall be effective April 1, 2008:

Executive Officer	Title	Annual Salary
Timothy R. Horne	Senior Vice President-Finance & CFO	$130,000

FURTHER RESOLVED, that the determination of a discretionary annual incentive for the Executive Vice President for fiscal year ending 2008 will be dependent upon an overall favorable evaluation of the Executive Vice President’s performance and be calculated as two percent (2%) of the year over year increase in the Company’s pre-tax earnings, as determined by this Committee in its sole discretion, including any adjustments for extraordinary or non-recurring items as the Committee may deem appropriate.

RESOLVED, that, effective as of January 1, 2008, the salary for the Chief Executive Officer of the Company shall increase to $300,000 per annum and the determination of a discretionary annual incentive for fiscal year ending 2008 will be dependent upon an overall favorable evaluation of the Chief Executive Officer’s performance and be calculated as five percent (5%) of the year over year increase in the Company’s pre-tax earnings, as determined by this Committee in its sole discretion, including any adjustments for extraordinary or non-recurring items as the Committee may deem appropriate.

RESOLVED, that a special discretionary incentive for fiscal year 2008 recommended by the Executive Committee for the Company’s five Section 16(b) executive officers and for five additional officers of various subsidiaries of the Company, pursuant to which each may be entitled to receive a cash incentive up to $15,000 based upon the attainment by the Company of certain financial metrics, is hereby adopted and approved.”

The last special discretionary incentive is based on exceeding a targeted pre-tax earnings number and is intended to be an aggressive but reasonably attainable goal. The formal terms of this incentive are as set forth below:

“1. The amount will be paid within 30 days after our financials for 2008 have been signed off by our independent auditors. If it is clear to the Executive Committee that the goal will be met, we may choose to pay the amount earlier. As most of our events are concluded by this time of year, payment could easily be made at our 2009 budget meeting.

2. The amount paid will be less normal payroll withholdings.

3. The determination of pre-tax earnings will be as calculated by the Company, at its sole discretion. Extraordinary items may be excluded from the calculation (such as a sale of assets outside the ordinary course of business) and the Company reserves the right to make adjustments to the calculation as it sees fit. FIN 48 is not considered an extraordinary item.

4. Participation in this program does not in any way affect your status as an “at-will” employee. In order to receive your payment, you must be an employee in good standing at the time the payment is made.

5. The Company reserves the right to modify or terminate this plan, in whole or in part. No one has any earned or vested entitlement to a payment under this plan. All payments remain at the sole discretion of the Executive Committee.”

The discretionary annual incentives noted above for the Chief Executive Officer and the Executive Vice President are entirely discretionary and are not contained in any formal agreements. All of our executive officers are “at-will” employees.

(2) On January 3, 2008, we entered into an Amended and Restated Employment and Non-Compete Agreement (the “Agreement”) with Timothy R. Horne. This Agreement shall not be effective until the 1st day of April 2008 (the “Effective Date”), and supersedes the Employment and Non-Compete Agreement between the parties dated February 13, 2006 (the “Prior Agreement”).

Following is a summary of certain material terms of the Agreement. The Agreement is attached as an exhibit to this Form 8-K.

The Agreement is only operative in the event of a change in control. The Agreement does not obligate us to employ Mr. Horne for any period of time prior to a change in control. All of our executive officers can be terminated at our will at any time prior to a change in control with or without cause. The Agreement has a two (2) year term and shall automatically renew for successive two (2) year terms, provided that at any time prior to any such renewal, the Compensation and Stock Incentive Committee has discretion to terminate the automatic renewal provision. “Change in control” is defined under the Agreement to mean the earlier to occur of (a) ten (10) days following the closing of a tender offer for our stock or (b) the closing of a merger or similar transaction involving us and any other entity; provided that it shall not be a change in control if our stockholders immediately prior to the transaction own, directly or indirectly in substantially the same proportion, at least 60% of the voting securities of the survivor of such transaction immediately following the transaction.

There are no other agreements or understandings between us and Mr. Horne which guarantee continued employment or guarantee any level of compensation, including incentive or bonus payments, to him.

In the event of a change in control during the term of the Agreement and provided that Mr. Horne is employed by us when the change in control occurs, we must pay to him a $250,000 change in control fee. The Agreement specifies an “extension period” for 24 months during which Mr. Horne shall receive a monthly payment equal to one-twelfth of the sum of (a) his then-current annual base salary (excluding any incentive or bonus), and (b) the amount of any cash bonus awarded to him for the then-most recently concluded fiscal year of the Company. Mr. Horne shall also be entitled to health, welfare and certain fringe benefits on terms no less favorable than those which he had prior to the change in control.

During the extension period, Mr. Horne agrees not to, directly or indirectly, engage in any capacity in the motorsports business or to assist any business that is in the motorsports business and that competes with us within a 100 mile radius of any of our facilities. Mr. Horne is also prohibited, during the extension period, from soliciting our customers and employees.

During the extension period, Mr. Horne shall continue as an employee. We are free to terminate him with or without cause. If termination is without cause, we shall continue to pay the monthly amount for the extension period. If the termination is for cause, we shall continue to pay one-half of the monthly amount since the Agreement allocates 50% of the monthly amount post-termination to severance and 50% is paid in consideration of

Mr. Horne’s non-compete covenants. “Cause” is defined under the Agreement to mean a unanimous determination by our Board of Directors that Mr. Horne has been convicted of a felony, has embezzled from or committed fraud against us, which embezzlement or fraud has a material adverse financial impact on us or gross insubordination which has continued after written notice from the Board of Directors which determination is upheld by a final, non-appealable arbitration award.

Mr. Horne shall be entitled to continue receiving the monthly amount during the extension period if he voluntarily terminates his employment for good reason. “Good reason” is defined under the Agreement to mean a (i) reduction in title, responsibilities, administrative support or support services, (ii) relocation of executive officer’s office, (iii) travel at a level that exceeds the travel requirements before the change in control, (iv) any breach by us of our obligations under the Agreement, (v) any breach by the purchaser under a merger or acquisition agreement pursuant to which the change in control takes place relating to employee benefits or directors’ and officers’ insurance or indemnification provisions, or (vi) any reason whatsoever two months after the change in control.

Upon termination of Mr. Horne’s employment, he shall also be entitled to receive a pension benefit equal to the amount which he would have received under our retirement program had payments to him under the Agreement been treated as covered compensation under the retirement program, which benefit will be paid in a lump sum using actuarial assumptions and the discount rate which would be utilized for purposes of funding a plan termination.

To the extent that any of the payments or benefits due to Mr. Horne constitute an excess “parachute payment” under the Internal Revenue Code and result in the imposition of an excise tax, the Agreement requires that we pay him the amount of such excise tax plus any additional amounts necessary to place him in the same after-tax position as he would have been had no excise tax been imposed.

The Agreement does not alter the terms of any restricted stock awards previously granted to Mr. Horne. None of our outstanding restricted stock awards contain a change of control provision that would automatically accelerate the vesting of options or restricted shares in the event of a change of control.

Item 1.02	Termination of a Material Definitive Agreement.

In conjunction with the resignation described below, the Amended and Restated Employment and Non-Compete Agreement dated February 13, 2006 between Dover Motorsports, Inc. (the “Company”) and Patrick J. Bagley will terminate on April 1, 2008.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective April 1, 2008, Senior Vice President-Finance and Chief Financial Officer, Patrick J. Bagley will retire as an officer of the Company. He will remain a member of the Company’s Board of Directors, where he has served since the Company first went public in 1996.

The Board of Directors has appointed Timothy R. Horne as Mr. Bagley’s successor effective April 1, 2008. Mr. Horne was the Chief Financial Officer of Dover Motorsports from 1996 until its 2002 spin-off of Dover Downs Gaming & Entertainment, Inc. Mr. Horne will serve as Chief Financial Officer for both entities. He has served as Senior Vice President-Finance and Chief Financial Officer of Dover Downs Gaming & Entertainment, Inc. since 2002 but has been actively involved in the financial departments of both entities.

Item 9.01	Financial Statements and Exhibits

(d) Exhibit

The following documents are filed as exhibits to this report:

10.1	Amended and Restated Employment and Non-Compete Agreement dated January 3, 2008.

99.1	Company press release dated January 3, 2007 announcing resignation of Patrick J. Bagley and appointment of Timothy R. Horne as Vice President-Finance and Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: January 4, 2008

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amended and Restated Employment and Non-Compete Agreement dated January 3, 2008.

99.1	Company press release dated January 3, 2007 announcing resignation of Patrick J. Bagley and appointment of Timothy R. Horne as Vice President-Finance and Chief Financial Officer.